   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 2001.

                                                      REGISTRATION NO. 333-72736
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              CENDANT CORPORATION

             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                        06-0918165
        (State or other jurisdiction of               (I.R.S. Employer Identification No.)
        incorporation or organization)

                           --------------------------

                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 413-1800
                              FAX: (212) 413-1922
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                             JAMES E. BUCKMAN, ESQ.
                       VICE CHAIRMAN AND GENERAL COUNSEL
                              CENDANT CORPORATION
                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 413-1800
                              FAX: (212) 413-1922
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                    COPY TO:

            VINCENT J. PISANO, ESQ.                                ERIC J. BOCK, ESQ.
    Skadden, Arps, Slate, Meagher & Flom LLP            Senior Vice President, Law and Secretary
               Four Times Square                                  Cendant Corporation
            New York, New York 10036                               9 West 57th Street
                 (212) 735-3000                                 New York, New York 10019
              Fax: (212) 735-2000                                    (212) 413-1800
                                                                  Fax: (212) 413-1922

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2001

PROSPECTUS

     OFFER TO EXCHANGE $850,000,000 6 7/8 % NOTES DUE 2006 FOR $850,000,000
            6 7/8 % NOTES DUE 2006, WHICH HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933, OF

                                     [LOGO]

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON DECEMBER 27, 2001, UNLESS EXTENDED.

                            ------------------------

Terms of the exchange offer:

    - The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

    - We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

    - The exchange of original notes will not be a taxable event for United States federal income tax purposes.

    - We will not receive any proceeds from the exchange offer.

    - The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.

      PRINCIPAL AMOUNT                ANNUAL INTEREST            FINAL DISTRIBUTION DATE
        $850,000,000                      6 7/8%                     August 15, 2006

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is             , 2001.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CENDANT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CENDANT SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Cautionary Statement Concerning Forward-Looking
  Statements................................................      1
Incorporation of Certain Documents by Reference.............      2
Prospectus Summary..........................................      4
Summary of the Exchange Offer...............................      6
Risk Factors................................................     10
Use of Proceeds.............................................     13
Ratio of Earnings to Fixed Charges..........................     13
Selected Consolidated Financial Data........................     14
The Exchange Offer..........................................     15
Description of the Notes....................................     24
Material United States Federal Income Tax Consequences......     31
Plan of Distribution........................................     31
Legal Matters...............................................     32
Experts.....................................................     32
Where You Can Find More Information.........................     32

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Forward-looking statements in this prospectus about Cendant are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives.

    Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "project", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical acts. You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

    - the impacts of the September 11, 2001 terrorist attacks on New York City and Washington D.C. on the travel industry in general, and our travel businesses in particular, are not known at this time, but are expected to include negative impacts on financial results due to reduced demand for travel in the near term; other attacks, acts of war or measures taken by governments in response thereto may negatively affect the travel industry, our financial results and could also result in a disruption of our business;

    - the impact of the anthrax attacks through the United States mail system on the marketing programs of our FISI Madison/BCI subsidiaries and on Trilegiant are not known at this time, but may have negative impacts on the financial results of such businesses if consumers become reluctant to open and respond to such programs;

    - the effect of economic conditions and interest rate changes on the economy on a national, regional or international basis and the impact thereof on our businesses;

    - the effects of a decline in travel, due to political instability, adverse economic conditions or otherwise, on our travel related business;

    - the effects of changes in current interest rates, particularly on our real estate franchise and mortgage businesses;

    - the resolution or outcome of our unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

    - our ability to develop and implement operational, technological and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

    - competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

    - failure to reduce quickly our substantial technology costs in response to a reduction in revenue, particularly in our computer reservations and global distribution systems businesses;

    - our failure to provide fully integrated disaster recovery technology solutions in the event of a disaster;

    - our ability to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, including the acquisitions of Avis Group Holdings, Inc., Fairfield Resorts, Inc., Galileo International, Inc. and Cheap Tickets, Inc., the compatibility of the operating systems of the combining companies, and the degree to which our existing administrative and back-office functions and costs and those of the acquired companies are complementary or redundant;

    - our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements and rating agencies;

    - competitive and pricing pressures in the vacation ownership and travel industries, including the car rental industry;

    - changes in the vehicle manufacturer repurchase arrangements in our Avis car rental business in the event that used vehicle values decrease; and

    - changes in laws and regulations, including changes in accounting standards and privacy policy regulation.

    Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.

    You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. You are advised, however, to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K to the Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information." Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page 10 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We are "incorporating by reference" the information we file with the SEC into this prospectus, which means that we are disclosing important business and financial information to you by referring you to another document filed separately with the SEC. Certain information that Cendant files after the date of this prospectus with the SEC will automatically update and supersede this information. Cendant incorporates by reference into this prospectus the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the completion of the offering of the exchange notes.

    - Annual Report on Form 10-K/A for the year ended December 31, 2000, filed on July 3, 2001;

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001;

    - Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001, filed on July 3, 2001;

    - Current Reports on Form 8-K dated January 9, 2001, January 18, 2001, February 7, 2001 (filed on February 8, 2001), February 8, 2001,
      February 20, 2001, March 1, 2001 (filed on March 9, 2001), March 12, 2001,
      April 2, 2001 (filed on April 3, 2001), April 18, 2001 (filed on
      April 19, 2001), April 18, 2001 (filed on April 19, 2001), May 2, 2001,
      May 4, 2001, May 10, 2001 (filed on

      May 11, 2001), May 24, 2001 (filed on May 25, 2001), June 13, 2001 (filed on June 15, 2001), June 15, 2001 (filed on June 18, 2001), July 2, 2001
      (filed on July 3, 2001), July 10, 2001, July 18, 2001 (filed on July 19,
      2001), July 19, 2001, July 23, 2001, July 30, 2001 (filed on July 31,
      2001), July 31, 2001 (filed on August 1, 2001), August 1, 2001 (filed on August 2, 2001), August 16, 2001, August 24, 2001 (filed on August 27,
      2001), August 30, 2001, October 1, 2001 (filed on October 2, 2001),
      October 15, 2001, October 17, 2001 (filed on October 18, 2001) and October 23, 2001;

    - Current Reports on Form 8-K/A dated January 19, 2001, March 21, 2001 and July 23, 2001 (filed on July 24, 2001); and

    - The description of Cendant's CD common stock contained in the Proxy Statement dated February 10, 2000, filed on February 11, 2000.

    All documents filed by Cendant with the SEC from the date of this prospectus to the completion of the offering of the exchange notes under this prospectus shall also be deemed to be incorporated herein by reference.

    Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

    You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents and our Certificate of Incorporation and By-laws, at no cost, by writing or telephoning Cendant at the following:

       Investor Relations
       Cendant Corporation
       9 West 57th Street
       New York, NY 10019
       Telephone: (212) 413-1800

    IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5 BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange notes we are offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 10 of this prospectus. All references to "we," "us," "our," or "Cendant" in this prospectus are to Cendant Corporation.

                                    CENDANT

    We are one of the foremost providers of travel and real estate services in the world. We currently operate in five business segments: Real Estate Services, Hospitality, Vehicle Services, Travel Distribution and Financial Services. Our businesses provide a wide range of consumer and business services which are intended to complement one another and create cross-marketing opportunities both within each segment and between segments.

    - Our Real Estate Services segment franchises real estate brokerage businesses, provides home buyers with mortgages and assists in employee relocations.

    - Our Hospitality segment franchises hotel businesses and facilitates the sale and exchange of vacation ownership interests.

    - Our Vehicle Services segment operates and franchises car rental businesses, provides fleet management services to corporate clients and government agencies and operates parking facilities in the United Kingdom.

    - Our Travel Distribution segment, created through the acquisitions of Galileo International, Inc. and Cheap Tickets, Inc. in October 2001, provides travel agencies, internet travel sites, corporations and consumers with the ability to electronically access schedule and fare information, book reservations and issue tickets for more than 500 airlines utilizing our computerized reservation system and provides corporations and consumers with travel agency services.

    - Our Financial Services segment provides marketing strategies primarily to financial institutions by offering an array of financial and insurance-based products to consumers, franchises tax preparation service businesses and provides consumers with access to a variety of discounted products and services.

    As a franchisor of hotels, residential and commercial real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses the right to use our brand names. We do not own or operate hotels, real estate brokerage offices or tax preparation offices. Instead, we provide our franchisees with services designed to increase their revenue and profitability.

    Our principal executive officers are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800. Our web site is www.cendant.com. The information contained on our web site is not incorporated by reference in this prospectus.

                                      ***

    We continually explore and conduct discussions with regard to acquisitions and other strategic corporate transactions in our industries and in other franchise, franchisable or service businesses in addition to transactions previously announced. As part of our regular on-going evaluation of acquisition opportunities, we currently are engaged in a number of separate, unrelated preliminary discussions concerning possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of CD common stock or other of our securities, borrowings, or a combination thereof. Prior to consummating any such possible acquisition, we will need to, among other things, initiate and complete satisfactorily our due diligence investigations; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate board of directors, regulatory and shareholder or other necessary consents and approvals; and, if necessary, secure financing. No assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. In the past, we have been involved in both relatively small acquisitions and acquisitions which have been significant.

    In addition, we continually review and evaluate our portfolio of existing businesses to determine if they continue to meet our business objectives. As part of our ongoing evaluation of such businesses, we intend from time to time to explore and conduct discussions with regard to joint ventures, divestitures and related corporate transactions. However, we can give no assurance with respect to the magnitude, timing, likelihood or financial or business effect of any possible transaction. We also cannot predict whether any divestitures or other transactions will be consummated or, if consummated, will result in a financial or other benefit to us. We intend to use a portion of the proceeds from any such dispositions and cash from operations to retire indebtedness, make acquisitions and for other general corporate purposes.

                         SUMMARY OF THE EXCHANGE OFFER

    On August 13, 2001, we completed the private offering of $850,000,000 aggregate principal amount of 6 7/8 % Notes due 2006. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities Offered........................  Up to $850,000,000 aggregate principal amount of new
                                            6 7/8 % Notes due 2006, which have been registered under
                                            the Securities Act. The form and terms of these exchange
                                            notes are identical in all material respects to those of
                                            the original notes. The exchange notes, however, will
                                            not contain transfer restrictions and registration
                                            rights applicable to the original notes.

The Exchange Offer........................  We are offering to exchange new $1,000 principal amount of our 6 7/8 % Notes due 2006, which have been
                                            registered under the Securities Act, for $1,000
                                            principal amount of our outstanding 6 7/8 % Notes due
                                            2006.

                                            In order to be exchanged, an original note must be
                                            properly tendered and accepted. All original notes that
                                            are validly tendered and not withdrawn will be
                                            exchanged. As of the date of this prospectus, there are
                                            $850,000,000 aggregate principal amount of original
                                            notes outstanding. We will issue exchange notes promptly
                                            after the expiration of the exchange offer.

Resales...................................  Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to
                                            third parties, we believe that the exchange notes issued
                                            in the exchange offer may be offered for resale, resold
                                            or otherwise transferred by you without compliance with
                                            the registration and prospectus delivery requirements of
                                            the Securities Act as long as:

                                            - you are acquiring the exchange notes in the ordinary
                                              course of your business;

                                            - you are not participating, do not intend to
                                            participate and have no arrangement or understanding
                                              with any person to participate, in a distribution of
                                              the exchange notes; and

                                            - you are not an affiliate of ours.

                                            If you are an affiliate of ours, are engaged in or
                                            intend to engage in or have any arrangement or
                                            understanding with any person to participate in the
                                            distribution of the exchange notes:

                                            (1) you cannot rely on the applicable interpretations of
                                                the staff of the SEC; and

                                            (2) you must comply with the registration requirements
                                            of the Securities Act in connection with any resale
                                                transaction.

                                            Each broker or dealer that receives exchange notes for
                                            its own account in exchange for original notes that were
                                            acquired as a result of market-making or other trading
                                            activities must acknowledge that it will comply with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act in connection with any offer to resell,
                                            resale, or other transfer of the exchange notes issued
                                            in the exchange offer, including the delivery of a
                                            prospectus that contains information with respect to any
                                            selling holder required by the Securities Act in
                                            connection with any resale of the exchange notes.

                                            Furthermore, any broker-dealer that acquired any of its
                                            original notes directly from us:

                                            - may not rely on the applicable interpretation of the
                                              staff of the SEC's position contained in Exxon Capital
                                              Holdings Corp., SEC no-action letter (April 13, 1988),
                                              Morgan, Stanley & Co. Inc., SEC no-action letter (June
                                              5, 1991) and Shearman & Sterling, SEC no-action letter
                                              (July 2, 1983); and

                                            - must also be named as a selling noteholder in
                                              connection with the registration and prospectus
                                              delivery requirements of the Securities Act relating
                                              to any resale transaction.

Expiration Date...........................  5:00 p.m., New York City time, on December 27, 2001 unless we extend the expiration date.

Accrued Interest on the Exchange Notes and
  Original Notes..........................  The exchange notes will bear interest from the most recent date to which interest has been paid on the
                                            original notes. If your original notes are accepted for
                                            exchange, then you will receive interest on the exchange
                                            notes and not on the original notes.

Conditions to the Exchange Offer..........  The exchange offer is subject to customary conditions.
                                            We may assert or waive these conditions in our sole
                                            discretion. If we materially change the terms of the
                                            exchange offer, we will resolicit tenders of the
                                            original notes. See "The Exchange Offer--Conditions to
                                            the Exchange Offer" for more information regarding
                                            conditions to the exchange offer.

Procedures for Tendering Original Notes...  Except as described in the section titled "The Exchange
                                            Offer--Guaranteed Delivery Procedures," a tendering
                                            holder must, on or prior to the expiration date:

                                            - transmit a properly completed and duly executed letter
                                              of transmittal, including all other documents required
                                              by the letter of transmittal, to The Bank of Nova
                                              Scotia Trust Company of New York at the address listed
                                              in this prospectus; or

                                            - if original notes are tendered in accordance with the
                                              book-entry procedures described in this prospectus,
                                              the tendering holder must transmit an agent's message
                                              to the exchange agent at the address listed in this
                                              prospectus.

                                            See "The Exchange Offer--Procedures for Tendering."

Special Procedures for Beneficial
  Holders.................................  If you are the beneficial holder of original notes that are registered in the name of your broker, dealer,
                                            commercial bank, trust company or other nominee, and you
                                            wish to tender in the exchange offer, you should
                                            promptly contact the person in whose name your original
                                            notes are registered and instruct that person to tender
                                            on your behalf. See "The Exchange Offer--Procedures for
                                            Tendering."

Guaranteed Delivery Procedures............  If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal
                                            or any other required documents to the exchange agent
                                            before the expiration date, you may tender your original
                                            notes by following the guaranteed delivery procedures
                                            under the heading "The Exchange Offer--Guaranteed
                                            Delivery Procedures."

Withdrawal Rights.........................  Tenders may be withdrawn at any time before 5:00 p.m.,
                                            New York City time, on the expiration date.

Acceptance of Original Notes and Delivery
  of Exchange Notes.......................  Subject to the conditions stated in the section "The
                                            Exchange Offer--Conditions to the Exchange Offer" of
                                            this prospectus, we will accept for exchange any and all
                                            original notes which are properly tendered in the
                                            exchange offer before 5:00 p.m., New York City time, on
                                            the expiration date. The exchange notes will be
                                            delivered promptly after the expiration date. See "The
                                            Exchange Offer--Terms of the Exchange Offer."

Material U.S. Federal Income Tax            Your exchange of original notes for exchange notes to be
  Consequences............................  issued in the exchange offer will not be a taxable event for United States federal income tax purposes. See
                                            "Material United States Federal Income Tax
                                            Consequences."

Exchange Agent............................  The Bank of Nova Scotia Trust Company of New York is
                                            serving as exchange agent in connection with the
                                            exchange offer. The address and telephone number of the
                                            exchange agent are listed under the heading "The
                                            Exchange Offer--Exchange Agent."

Use of Proceeds...........................  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all
                                            expenses incident to the exchange offer. See "Use of
                                            Proceeds."

                         SUMMARY OF TERMS OF THE NOTES

    The form and terms of the exchange notes and the original notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.

Exchange Notes Offered....................  $850,000,000 aggregate principal amount of 6 7/8% Notes due 2006.

Maturity..................................  August 15, 2006.

Interest Rate.............................  Interest accrues on the principal amount of the exchange notes at 6 7/8% per year. The interest rate on the
                                            exchange notes will be subject to adjustment based on
                                            the rating of the notes. See "Description of the
                                            Notes--Interest Rate Adjustment."

Interest Payment Dates....................  Interest is payable on the notes on February 15 and
                                            August 15 of each year. The first payment will be made
                                            on February 15, 2002.

Ranking...................................  The exchange notes will be senior unsecured obligations and will rank equally in right of payment with all of
                                            our other unsecured senior indebtedness. The exchange
                                            notes will be subordinate to all liabilities of our
                                            subsidiaries, including trade payables. In addition, our
                                            subsidiaries' abilities to pay dividends or make loans
                                            to us may be prohibited or otherwise restricted by their
                                            respective credit agreements with third parties. See
                                            "Description of the Notes--Ranking."

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES. THE FOLLOWING RISK FACTORS, OTHER THAN "YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES THAT YOU DO NOT EXCHANGE," GENERALLY APPLY TO THE ORIGINAL NOTES AS WELL AS THE EXCHANGE NOTES.

WE HAVE HAD ACCOUNTING IRREGULARITIES AND RELATED LITIGATION AND GOVERNMENTAL
  INVESTIGATIONS.

    Cendant was created in December 1997, through the merger of HFS Incorporated into CUC International, Inc. with CUC surviving and changing its name to Cendant Corporation. On April 15, 1998, Cendant announced that in the course of transferring responsibility for Cendant's accounting functions from Cendant personnel associated with CUC prior to the merger to Cendant personnel associated with HFS before the merger and preparing for the report of first quarter 1998 financial results, Cendant discovered accounting irregularities in some of the CUC business units. As a result, Cendant, together with its counsel and assisted by auditors, immediately began an intensive investigation. As a result of the findings of the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and the six months ended
June 30, 1998.

    Following the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, three lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitration proceedings were commenced in various courts and other forums against Cendant and other defendants by or on behalf of persons claiming to be stockholders of Cendant and persons claiming to have purchased or otherwise acquired securities or options issued by CUC or Cendant between May 1995 and August 1998.

    The SEC and the United States Attorney for the District of New Jersey have conducted investigations relating to the matters referenced above. As a result of the findings from our internal investigations, we made all adjustments considered necessary by Cendant, which are reflected in its previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by Cendant, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that we had violated certain financial reporting provisions of the Exchange Act and ordered us to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against us.

    On December 7, 1999, we announced that we had reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey, brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. A portion of the PRIDES litigation had previously been settled through the issuance of rights. Under the settlement agreement, we would pay the class members approximately $2.85 billion in cash and 50% of any recovery we may obtain in connection with claims we have asserted against CUC's former public auditor. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain parties in the class action appealed various aspects of the District Court's orders approving the settlement. In August 2001, the U.S. Court of Appeals for the Third Circuit affirmed the judgment of the District Court approving the settlement (but remanded the case back to the District Court for further proceedings concerning an award of fees to the class attorneys, a matter in which we have no interest). The settlement agreement required us to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000, which we have done.

    The settlement does not encompass all litigations asserting claims against us associated with the accounting irregularities. We do not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, we do not believe that the impact of such unresolved proceedings should result in a material liability to us in relation to our financial position or liquidity.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

    The notes are obligations exclusively of Cendant. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

    At September 30, 2001, our subsidiaries had $10.3 billion of indebtedness (including debt under management and mortgage programs) and $375 million of mandatorily redeemable preferred securities outstanding, without giving effect to the anticipated use of proceeds, in addition to other liabilities, to which the notes would have been structurally subordinated.

YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES THAT YOU DO NOT EXCHANGE.

    If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Original Notes."

YOU MAY FIND IT DIFFICULT TO SELL YOUR EXCHANGE NOTES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THE EXCHANGE NOTES.

    You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on August 13, 2001 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

    There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays
Capital Inc., Credit Lyonnais Securities (USA) Inc., The Royal Bank of Scotland plc, Scotia Capital (USA) Inc., The Williams Capital Group, L.P. and Tokyo-Mitsubishi International plc, the initial purchasers of the original notes, have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

BROKER-DEALERS OR NOTEHOLDERS MAY BECOME SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

    Any broker-dealer that:

    - exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

    - resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

    In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

    On August 13, 2001, we issued and sold the original notes. We are using the net proceeds of that offering, which were approximately $843 million, for general corporate purposes, which may include acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The table below sets forth the ratio of earnings to fixed charges of Cendant and its consolidated subsidiaries on a historical basis for each of the periods indicated:

              NINE MONTHS ENDED SEPTEMBER 30, 2001                             FISCAL YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------   ----------------------------------------------------
                                                                      2000       1999       1998       1997       1996
                                                                    --------   --------   --------   --------   --------
                                   2.71x                              2.67x      *          1.33x      1.50x      2.64x

------------------------

*   Earnings were inadequate to cover fixed charges for the year ended
    December 31, 1999 (deficiency of $688 million) as a result of unusual charges of $3,032 million, partially offset by $1,109 million related to net gains on dispositions of businesses. Excluding such charges and net gain, the ratio of earnings to fixed charges was 2.98x.

    The ratio of earnings to fixed charges is computed by dividing (i) income
(loss) before income taxes, minority interest and equity in Homestore.com, plus fixed charges, less equity income (loss) in unconsolidated affiliates and minority interest by (ii) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals.)

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected historical consolidated statement of operations data for the three years ended December 31, 2000 and the balance sheet data as of December 31, 2000 and 1999 are derived from our audited consolidated financial statements and accompanying notes filed on Form 10-K/A with the SEC on July 3, 2001, which were restated to reflect our individual membership business as part of continuing operations. The selected historical consolidated statement of operations data for the years ended December 31, 1997 and 1996 and the balance sheet data as of December 31, 1998, 1997 and 1996 are derived from our unaudited consolidated financial data included in Form 10-K/A filed with the SEC on July 3, 2001. The selected historical consolidated financial data as of and for the nine months ended September 30, 2001 are derived from our unaudited consolidated condensed financial statements filed on Form 10-Q with the SEC on November 14, 2001. The pro forma results of operations data for the year ended December 31, 2000 and the nine months ended September 30, 2001 and the pro forma balance sheet data as of September 30, 2001 are derived from our unaudited pro forma financial data filed with the SEC as Exhibit 99 to Form 10-Q on November 14, 2001, which gives effect to the acquisitions of Galileo and Avis.

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                     --------------------   ----------------------------------------------------------------
                                     PRO FORMA              PRO FORMA
                                       2001        2001       2000        2000       1999       1998       1997       1996
                                     ---------   --------   ---------   --------   --------   --------   --------   --------
                                                                                (IN MILLIONS)
RESULTS OF OPERATIONS
Net revenues.......................   $ 8,277    $ 6,370     $10,166    $ 4,659    $ 6,076    $ 6,585    $ 5,429    $ 4,370
Income (loss) from continuing
  operations.......................   $   943    $   730     $ 1,059    $   660    $  (229)   $   160    $    66    $   314
                                      =======                =======

Income (loss) from discontinued
  operations, net of tax(1)........                   --                     --        174        380        (26)        16
Extraordinary gain (loss), net of
  tax..............................                   --                     (2)        --         --         26         --
Cumulative effect of accounting
  change, net of tax...............                  (38)                   (56)        --         --       (283)        --
                                                 -------                -------    -------    -------    -------    -------
Net income (loss)..................              $   692                $   602    $   (55)   $   540    $  (217)   $   330
                                                 =======                =======    =======    =======    =======    =======

FINANCIAL POSITION
Total assets.......................   $33,078    $30,895                $15,072    $15,149    $20,217    $14,073    $12,763
Long-term debt, excluding Upper
  DECS.............................     5,540      5,521                  1,948      2,445      3,363      1,246        780
Upper DECS.........................       863        863                     --         --         --         --         --
Assets under management and
  mortgage programs................    11,560     11,560                  2,861      2,726      7,512      6,444      5,279
Debt under management and mortgage
  programs.........................     9,741      9,741                  2,040      2,314      6,897      5,603      5,090
Mandatorily redeemable preferred
  interest in a subsidiary.........       375        375                    375         --         --         --         --
Mandatorily redeemable preferred
  securities issued by subsidiary
  holding solely senior debentures
  issued by the Company............        --         --                  1,683      1,478      1,472         --         --
Stockholders' equity...............     7,419      5,905                  2,774      2,206      4,836      3,921      3,956

--------------------------

    (1) Income (loss) from discontinued operations, net of tax includes the after tax results of discontinued operations and the gain on disposal of discontinued operations.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    When we sold the original notes in August 2001, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest to the holders of the original notes if:

    - the registration statement is not filed by December 11, 2001;

    - the registration statement is not declared effective by February 9, 2002;
      or

    - the exchange offer has not been consummated by March 11, 2002.

    A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on December 27, 2001. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

    As of the date of this prospectus, $850,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about November 27, 2001 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the Exchange Offer."

    We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

    Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

    We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

    Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING

    Except as described below, a tendering holder must, on or prior to the expiration date:

    - transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of Nova Scotia Trust Company of New York at the address listed below under the heading "--Exchange Agent;" or

    - if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "--Exchange Agent."

    In addition:

    - the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

    - a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

    - the holder must comply with the guaranteed delivery procedures described below.

    The Depository Trust Company will be referred to as DTC in this prospectus.

    The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

    The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

    If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

    - by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an "eligible institution."

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the

Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

    We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

    We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

    If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

    If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder will represent to us that, among other things,

    - the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and

    - neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

    In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

    If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

    For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

    In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

    - certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility;

    - a properly completed and duly executed letter of transmittal; and

    - all other required documents.

    Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

    - be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or prior to the expiration date; or

    - comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

       (1) stating the name and address of the holder of original notes and the amount of original notes tendered,

       (2) stating that the tender is being made; and

       (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

    Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

    - identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

    - contain a statement that the holder is withdrawing his election to have the original notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

    - specify the name in which the original notes are registered, if different from that of the depositor.

    If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "--Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

    - there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

       (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction,

       (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

       (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

    - any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses
      (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

    - the following has occurred:

       (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

       (2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

       (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

       (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

    - any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

    These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

    In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

    We have appointed The Bank of Nova Scotia Trust Company of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

 DELIVERY TO: The Bank of Nova Scotia Trust Company of New York, EXCHANGE AGENT

            BY HAND BEFORE 4:30 P.M.:                        BY REGISTERED OR CERTIFIED MAIL:

The Bank of Nova Scotia Trust Company of New York   The Bank of Nova Scotia Trust Company of New York
            67 Wall Street, 4th Floor                         One Liberty Plaza, 23rd Floor
                New York, NY 10005                                  New York, NY 10006
               Attention: Exchanges                                Attention: Exchanges

                      BY HAND OR OVERNIGHT DELIVERY AFTER
                       4:30 P.M. ON THE EXPIRATION DATE:
               The Bank of Nova Scotia Trust Company of New York
                           67 Wall Street, 4th Floor
                               New York, NY 10005
                              Attention: Exchanges
                             FOR INFORMATION CALL:
                                 (212) 225-5427

                           BY FACSIMILE TRANSMISSION
                       (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (212) 635-4165
                              Attention: Exchanges
                             CONFIRM BY TELEPHONE:
                                 (212) 225-5427

    All other questions should be addressed to Cendant Corporation, 9 West 57th Street, New York, NY 10019, Attention: Eric J. Bock. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000.

ACCOUNTING TREATMENT

    We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

TRANSFER TAXES

    Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES

    Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

    Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

    - will not be able to rely on the interpretation of the SEC's staff;

    - will not be able to tender its original notes in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

    We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

                            DESCRIPTION OF THE NOTES

    The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes.

    The notes are governed by an indenture, dated as of February 24, 1998, between us and The Bank of Nova Scotia Trust Company of New York, as trustee. The following discussion summarizes the material provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. A copy of the form of the indenture is available from us upon request. You should read the indenture for provisions that may be important to you, but which are not included in this summary.

GENERAL

    The original notes were originally issued in the aggregate principal amount of $850,000,000. The notes will mature on August 15, 2006. The notes bear interest from August 13, 2001 at the annual rate of 6 7/8%. Interest is payable semiannually on February 15 and August 15 of each year, commencing February 15, 2002, to the persons in whose names the notes are registered at the close of business on the preceding February 1 or August 1, whether or not such day is a business day. All payments of interest and principal will be payable in United States dollars. We may from time to time, without notice to or consent of the holders, issue additional notes of the same tenor, coupon and other terms as the notes, so that such notes and the notes offered hereby will form a single series.

INTEREST RATE ADJUSTMENT

    The interest rate on the notes will be subject to adjustment if, on any date (the "Step-up Date") prior to maturity of the notes, the rating on the notes is decreased to below Investment Grade (as defined below) by both of the Rating Agencies (as defined below). Upon a decrease in the rating below Investment Grade, the interest rate on the notes will be automatically increased, effective from and including the Step-up Date, to an annual rate (the "Step-up Rate") equal to the sum of the original interest rate of 6 7/8% plus 150 basis points; provided that if, on any date (a "Step-down Date") prior to maturity when the interest rate on the notes is the Step-up Rate, the rating on the notes shall be increased so that the notes are rated Investment Grade by both Rating Agencies, then the interest rate on the notes will be automatically decreased, effective from and including the Step-down Date, to the original interest rate of 6 7/8%. The interest rate on the notes may from time to time be increased to the Step-up Rate and, if so increased, thereafter decreased to the original interest rate. A change in the rating on the notes by any Rating Agency will be deemed to have occurred on the date that such Rating Agency publicly announced the change.

    When any change in the interest rate on the notes occurs during any interest payment period, the amount of interest to be paid with respect to such period will be calculated at an annual rate equal to the weighted average of the interest rate in effect immediately prior to such change and the Step-up Rate or original interest rate, as applicable, in effect during such interest payment period, calculated by multiplying each such rate by the number of days such rate is in effect during each month of such interest payment period, determining the sum of such products and dividing such sum by the number of days in such interest payment period. All calculations pursuant to the preceding sentence and of interest on the notes will be computed on the basis of a year of twelve 30-day months. We will covenant that, as promptly as practicable after any increase or decrease in the interest rate on the notes as described above, we will (a) send written notice to the Trustee and the holders of the notes in the manner provided in the indenture and (b) issue a press release, each of which will state (i) that a change in the interest rate on the notes has occurred and the reasons for such change in the interest rate, (ii) the annual interest rate before giving effect to such change, (iii) the annual interest rate after giving effect to such change, (iv) the days during which each interest rate has been (and, assuming no further change in interest rate prior to the next applicable record date, will
be) in effect during the relevant interest payment period and the amount of the interest payment due on the next interest payment date (assuming no further change in interest rate prior to the next applicable record date) and (v) the effective date of such change.

    If, at any time prior to the maturity of the notes, the notes are rated A3 (or the equivalent) or higher by Moody's Investors Service, Inc. and its successors and A- (or the equivalent) or higher by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors ("S&P"), or the equivalent of such ratings used by any other Rating Agency selected as provided in the definition of "Rating Agencies" below, then the interest rate on the notes will no longer be subject to adjustment as provided above, notwithstanding any subsequent decrease in the rating of the notes to below Investment Grade by either of the Rating Agencies.

    For purposes of this "Interest Rate Adjustment" provision, the following definitions apply:

    "Investment Grade" means Baa3 (or the equivalent) or higher by Moody's or BBB- (or the equivalent) or higher by S&P or the equivalent of such ratings used by any other Rating Agency selected as provided in the definition of the term "Rating Agencies."

    "Rating Agencies" means (i) Moody's and S&P or (ii) if Moody's or S&P or both are no longer publicly rating the notes, a nationally recognized securities rating agency or agencies, as the case may be, selected by us by notice to the Trustee, which will be substituted for Moody's or S&P or both, as the case may be; and "Rating Agency" shall mean either of the Rating Agencies. We will covenant that we will use our best efforts to cause two Rating Agencies to make publicly available a rating on the notes at all times prior to maturity of the notes.

RANKING

    The notes are senior unsecured obligations and rank equally in right of payment to all other unsecured senior indebtedness.

    We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. In addition, holders of the notes will have a subordinate position to the claims of creditors of our subsidiaries on their assets and earnings. At September 30, 2001, our subsidiaries had $10.3 billion of indebtedness (including debt under management and mortgage programs) and $375 million of mandatorily redeemable preferred securities outstanding, without giving effect to the anticipated use of proceeds, in addition to other liabilities, to which the notes would have been structurally subordinated.

    As of September 30, 2001, we had approximately $6.0 billion of indebtedness outstanding (including $863 million of Upper DECS and excluding subsidiary indebtedness), which would have ranked equally with the notes.

SINKING FUND

    The notes are not subject to a sinking fund.

MERGER, CONSOLIDATION, OR SALE OR CONVEYANCE OF ASSETS

    We may not consolidate or merge with or into any other Person or sell, assign, convey or transfer or otherwise dispose of all or substantially all of our properties and assets to any Person, unless:

    (1) the successor Person shall be a Person (if not Cendant) organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of and interest on the notes and the performance of every covenant in the indenture on our part;

    (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

    (3) we shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with clauses
       (1) and (2) above.

    In the case of any consolidation, merger, conveyance or transfer, the successor Person will succeed to and be substituted for Cendant as obligor on the notes, with the same effect as if it had been named in the indenture as Cendant.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an event of default with respect to the notes:

    (1) default for 30 days in the payment of interest due and payable on the notes;

    (2) default in the payment of the principal of the notes when due;

    (3) default in our performance of any covenant or warranty in the indenture for a period of 90 days after written notice is provided to us by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes;

    (4) default by us under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the notes) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

    (5) default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of ours for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto; and

    (6) certain events of bankruptcy, insolvency and reorganization with respect to us.

    If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal of, and accrued but unpaid interest on, all the notes to be due and payable immediately; however, in the case of events of default specified in clauses (4) and (5) upon certain conditions such declarations may be annulled and past defaults may be waived (except for defaults in the payment of principal of, or any interest on, the notes) by the holders of a majority of the aggregate principal amount of notes then outstanding.

    If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the issue price plus accrued interest on the notes will become immediately due and payable without any action on the part of the trustee or any holder.

    Subject to certain limitations, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may, upon the advice of counsel refuse to follow any direction that conflicts with the law or the indenture or that the trustee determines is unduly prejudicial to the holders or that would involve the trustee in personal liability.

    The indenture provides that if an uncured default is known to the trustee, the trustee must give to each holder notice of the default within 90 days after it occurs, except that with respect to an Event of Default described in clause (3) above, no such notice shall be given until at least 90 days after the occurrence of such default. However, except in the case of default in the payment of principal of, or interest on, any note, the trustee may withhold notice if it in good faith determines that withholding notice is in the interest of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating that to the best of the knowledge of the signatory we are not in default in the performance and observance of the terms of the indenture or, if we are in default, specifying such default.

MODIFICATIONS

    The indenture or the rights of the holders may be modified by us and the trustee with the consent of at least a majority of the aggregate principal amount of the outstanding notes (it being understood that the holders of the notes will vote together as one class). However, no such modification shall, without the consent of each holder affected hereby:

    - change the stated maturity of the principal of, or any installment of interest on, any notes;

    - reduce the principal amount of, or interest on, any notes;

    - change the method or date of computing the amount of principal of or interest on the notes;

    - change the place or currency of payment of principal of or interest on the notes;

    - impair the right to institute suit for the enforcement of any payment on or after the stated maturity date;

    - reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for the waiver of certain defaults; or

    - modify any of the provisions of certain sections of the indenture including the provisions summarized by this paragraph.

DEFEASANCE

    The indenture provides that we will be discharged from all obligations in respect of the notes (except for, among other things, certain obligations to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies and old moneys or payment in trust) if we have irrevocably deposited with the trustee, in trust for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Governmental Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest and additional interest, if any, on the outstanding notes on the stated maturity date selected by us.

    The defeasance and discharge will become effective after we, among other things, have delivered to the trustee an opinion of counsel confirming that the deposit and related defeasance will not cause the holders of the notes to recognize gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the Internal Revenue Service.

BOOK-ENTRY, DELIVERY AND FORM

    The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

    DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.

    Pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global note and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

    Payments with respect to the principal of, and additional interest, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, WILL be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clear stream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED NOTES

    If (i) DTC notifies us that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided in the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

    Neither we nor the trustee shall be liable for any delay by DTC or any participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

TRUSTEE

    The Bank of Nova Scotia Trust Company of New York is the trustee, registrar, conversion agent and paying agent.

    If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of its own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any notes only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

    If the trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion sets forth the anticipated material United States federal income tax consequences of the exchange of original notes for exchange notes to a holder of original notes.

    This discussion is based on United States federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein or that such a challenge will not be accepted by a court.

    This discussion deals only with holders of original notes that hold the original notes as capital assets and that exchange original notes for exchange notes pursuant to the exchange offer. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. Prospective investors are urged to consult their tax advisors regarding the United States federal income and other tax consequences of acquiring, holding and disposing of the exchange notes, as well as any tax consequences that may arise under the laws of any foreign, state or local taxing jurisdiction.

THE EXCHANGE OFFER

    An exchange of original notes for the exchange notes pursuant to the exchange offer will be disregarded for United States federal income tax purposes. Consequently, a holder of original notes will not recognize gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. A holder's holding period in the exchange notes will be the same as the holder's holding period in the original notes, and a holder's tax basis in the exchange notes will be the same as the holder's tax basis in the original notes immediately prior to the exchange.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    Furthermore, any broker-dealer that acquired any of its original notes directly from us:

    - may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter
      (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2,
      1983); and

    - must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

    For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the exchange notes being offered hereby will be passed upon for us by Eric J. Bock, Esq., Senior Vice President, Law and Secretary of Cendant. Mr. Bock holds shares of CD common stock and options to acquire shares of CD common stock.

                                    EXPERTS

    Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue and the restatement of the financial statements to reflect the individual membership business as part of continuing operations as discussed in Note 1), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Cendant is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. The SEC also maintains a website that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $850,000,000

                              CENDANT CORPORATION

                Offer for All Outstanding 6 7/8% Notes due 2006
                     in Exchange for 6 7/8% Notes due 2006,
                        Which Have Been Registered Under
                           the Securities Act of 1933

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the General Corporation Law of the State at Delaware allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    The Registrant's By-Laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

    Cendant Corporation maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.             DESCRIPTION
-----------             -----------
         3.1            Amended and Restated Certificate of Incorporation of Cendant
                        Corporation (incorporated by reference to Exhibit 3.1 to
                        Cendant Corporation's Quarterly Report on Form 10-Q/A filed by Cendant Corporation on July 28, 2000 for the quarterly
                        period ended March 31, 2000).

         3.2            Amended and Restated By-laws of Cendant Corporation
                        (incorporated by reference to Exhibit 3.2 to Cendant
                        Corporation's Quarterly Report on Form 10-Q/A filed by
                        Cendant Corporation on July 28, 2000 for the quarterly period ended March 31, 2000).

         4.1            Indenture, dated as of February 24, 1998, between Cendant
                        Corporation and The Bank of Nova Scotia Trust Company of New
                        York, as trustee (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 of Cendant
                        Corporation (Registration No. 333-45227)).

         4.2            Form of 6 7/8% Note due 2006.*

         4.3            Registration Rights Agreement, dated August 13, 2001,
                        between Cendant Corporation and J.P. Morgan Securities Inc.,
                        Banc of America Securities LLC, Barclays Capital Inc.,
                        Credit Lyonnais Securities (USA) Inc., The Royal Bank of
                        Scotland plc, Scotia Capital (USA) Inc., The Williams
                        Capital Group, L.P. and Tokyo--Mitsubishi International
                        plc.*

         5.1            Opinion of Eric J. Bock, Esq.*

        12.1            Statement re: Computation of Ratio of Earnings to Fixed
                        Charges (incorporated by reference to Exhibit 12 to the Registrant's Annual Report on Form 10-K/A dated July 2,
                        2001, filed by Cendant Corporation on July 3, 2001).

        12.2            Statement re: Computation of Ratio of Earnings to Fixed
                        Charges (incorporated by reference to Exhibit 12 to the
                        Registrant's Quarterly Report on Form 10-Q filed by Cendant
                        Corporation on November 14, 2001).

        23.1 Consent of Deloitte & Touche LLP relating to the audited financial statements of Cendant Corporation.

        23.2 Consent of Deloitte & Touche LLP relating to the audited financial statements of Avis Group Holdings, Inc.

        23.3 Consent of KPMG LLP relating to the audited financial statements of Galileo International, Inc.

        23.4            Consent of Eric J. Bock, Esq. (included in Exhibit 5.1).*

        24.1            Power of Attorney.*

        25.1            Statement of Eligibility on Form T-1 under the Trust
                        Indenture Act of 1939, as amended, of The Bank of Nova
                        Scotia Trust Company of New York.*

        99.1            Form of Letter of Transmittal.*

        99.2            Form of Notice of Guaranteed Delivery.*

        99.3            Form of Letter to Clients.*

        99.4            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees.*

------------------------

*   Previously filed.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs
(1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registrant Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Registrant's annual report to shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

    The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as shareholders of the Registrant, at the time and in the manner such material is sent to its shareholders, copies all of reports, proxy statements and other communications distributed to its shareholders generally.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Cendant Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day November, 2001.

                                                       CENDANT CORPORATION

                                                       By:  /s/ JAMES E. BUCKMAN
                                                            -----------------------------------------
                                                            Name: James E. Buckman
                                                            Title:  Vice Chairman and General Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on November 26, 2001.

                      SIGNATURE                                                 TITLE
                      ---------                                                 -----
                          *
     -------------------------------------------              Chairman of the Board of Directors,
                 Henry R. Silverman                             Presidentand Chief Executive Officer

                /s/ JAMES E. BUCKMAN
     -------------------------------------------              Vice Chairman, General Counsel and
                  James E. Buckman                              Director

                          *
     -------------------------------------------              Vice Chairman and Director
                  Stephen P. Holmes

                          *                                   Senior Executive Vice President and Chief
     -------------------------------------------                Financial Officer (Principal Financial
                  Kevin M. Sheehan                              Officer)

                          *                                   Executive Vice President, Finance and
     -------------------------------------------                Chief
                   Tobia Ippolito                               Accounting Officer

     -------------------------------------------                               Director
                  Myra J. Biblowit

     -------------------------------------------                               Director
           The Honorable William S. Cohen

                      SIGNATURE                                                 TITLE
                      ---------                                                 -----
     -------------------------------------------                               Director
                 Leonard S. Coleman

                          *
     -------------------------------------------                               Director
                  Martin L. Edelman

                          *
     -------------------------------------------                               Director
                 Dr. John C. Malone

                          *
     -------------------------------------------                               Director
                   Cheryl D. Mills

                          *
     -------------------------------------------                               Director
      The Rt. Hon. Brian Mulroney, P.C., LL.D.

                          *
     -------------------------------------------                               Director
                Robert E. Nederlander

                          *
     -------------------------------------------                               Director
                  Robert W. Pittman

     -------------------------------------------                               Director
                 Sheli Z. Rosenberg

                          *
     -------------------------------------------                               Director
                   Robert F. Smith

*By:                    /s/ ERIC J. BOCK
             --------------------------------------
                          Eric J. Bock
                        ATTORNEY-IN-FACT